UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material under §240.14a-12

Majesco

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Explanatory Note:  The following communication was distributed to Majesco employees on July 23, 2020.

Employee Frequently Asked Questions

About Thoma Bravo & the Acquisition

Who is Thoma Bravo? How can I learn more about them?

Thoma Bravo is a leading private equity firm with a 40-year history, including over $35 billion in investor commitments, and a focus on investing in software technology companies. They pioneered the buy-and-build investment strategy, and first applied this strategy to the software and technology industries nearly 20 years ago. Since then, Thoma Bravo has acquired more than 200 software and technology companies representing over $60 billion of value. They support their companies by investing in growth initiatives and strategic acquisitions that drive long-term value. To read more about the organization, visit https://www.thomabravo.com/.

What prompted the decision for Majesco to go private?

The opportunity to go private presents the necessary scale, breadth, and capabilities to continue to execute against our multi-year strategy, and to compete more effectively. While we continue to see strong financial results and receive positive press regarding our industry leading cloud solutions, we believe this is a great opportunity to build upon that momentum and further strengthen our position in the market.

What are their goals, values and expectations?

Thoma Bravo shares our strategic vision and corporate culture that is built on collaboration and innovation. Their expectation is that we meet our FY21 plans and continue to accelerate the business. They have a demonstrated track record of success in driving growth and innovation which is a result of their focus on delivering superior value centered around open, collaborative and respectful partnerships.

How does the way they do business differ from the way we do business?

Their investment philosophy is centered around working collaboratively with existing management teams to drive superior operating results and innovation. They execute through a partnership-driven approach supported by a set of management principles, operating metrics and business processes. They are in full alignment with our strategic vision to help global insurers transition to the cloud.

What changes can I expect as a result of the acquisition?

Currently, both executive teams are focused on completing the initial steps of the acquisition. Leaders from both Majesco and Thoma Bravo will build an integration plan over the coming months with the intention of rapidly and successfully implementing that plan after the transaction closes. We expect to be able to share more in the coming months.

Will we retain the Majesco name?

Yes, our name and our brand remain the same.

What are the next steps in the process?

While we have signed a definitive agreement, the deal has not yet closed. As such, we need to continue to operate as a public company. Closure requires shareholder and regulatory approval. If approved, we anticipate that the transaction will close in Q3 2020 and at that point the integration plan would be communicated to all employees. Until the pending acquisition obtains all the necessary approvals, our work should be “business as usual”. It’s best for everyone to stay focused on meeting our deadlines, customer commitments and achieving our FY2021 business plan.

Impact to Employees

What does “business as usual” mean? Will we continue on our transformation journey with our new systems and processes?

YES! The work we have done over the last year is foundational to our long term growth strategy and is in complete alignment with our forward looking operating model. The added flexibility we will have as a private company, combined with the benefit of Thoma Bravo’s knowledge and domain expertise, will allow us to more effectively focus on our long-term investment and growth objectives, which will benefit our employees, customers and partners. Thoma Bravo is in full alignment with our strategic vision to help global insurers transition to the cloud.

Will the decision to work remotely until January remain in place?

Yes, the safety of our employees, customers, partners, and communities remains our primary concern, and we have not changed our decision to continue to work remotely until January. We will continue to evaluate each of the markets where we do business over the coming months to help inform our future plans to return to the office.

I was part of the InsPro acquisition. What happens now in terms of our integration?

We will continue with our integration of InsPro processes, systems, and policies as planned with our phased approach that includes Sales, Delivery and Finance for phase 1 with Product Support and Development migrating in later phases. As previously communicated, InsPro employees will be included into Majesco’s US employee health, welfare, and 401k plans effective January 1, 2021

What will happen to my options?

Each vested and unvested option outstanding immediately prior to the closing of the merger, will be canceled without any action required of the holder, and its recipient will receive a cash payment equal to the product of the number of shares subject to such options multiplied by the excess, if any, of $13.10 over the exercise price of such option. Such payment shall be made through payroll on the first payroll date after the closing of the merger.

What will happen to my restricted stock units?

Each vested and unvested restricted stock unit (“RSU”) outstanding immediately prior to the closing of the merger, will be canceled.

Each recipient of vested RSUs will receive, with respect to each share underlying vested RSUs, $13.10, payable through payroll on the first payroll date after the closing of the merger.

Unvested RSUs will be replaced with a right to receive an amount in cash equal to the number of shares subject to such RSUs multiplied by $13.10, which cash amount will vest and be payable only at the same time as the unvested RSUs would have vested pursuant to their original term, subject to the recipient’s continued service with us following closing of the merger. As an exception to this vesting and payment schedule, these amounts will immediately vest upon termination of employment without cause or resignation for good reason following closing of the merger.

What will happen to the Employee Stock Purchase Plan?

Our Employee Stock Purchase Plan (“ESPP”) will terminate in connection with the merger. If the merger occurs following the conclusion of the current offering period under the ESPP (i.e. after September 30, 2020), the current offering period will finalize as usual, but no future offering periods will commence. If the merger occurs prior to the conclusion of the current offering period (i.e., before September 30, 2020), we will distribute to each participant in the ESPP all of his or her accumulated payroll deductions in the ESPP. In addition, no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the signing of the merger agreement. Finally, no individual who is not participating in the ESPP may commence participation in the ESPP.

Who can I contact if my questions aren’t answered here?

We will continue to keep you informed on the progress and any changes you can expect as more information becomes available. If you have any questions, please reach out to your manager.

Impact to Majesco Customers & Partners

How are customers being notified about the deal?

A communication was sent out earlier this week to all customers announcing the transaction. A copy of the letter can be found on the front page of Majesconet.

What do I say to customers who call with concerns as a result of the deal?

Until the merger transaction is completed, it is “business as usual.” You can rely on the press release, customer letter and this FAQ to share information. First and foremost, the top priority is to continue to provide customers with consistent, high-quality service and support. As necessary, Adam, Jim or Prateek are available to address any specific customer concerns.

How will the deal impact customers? What differences will they see?

This is an exciting partnership for Majesco and one that provides, the scale, breadth, and capabilities to better serve and further invest in our customers. The added benefits and flexibility we have as a private company, combined with the knowledge and domain expertise of Thoma Bravo, provide us with the resources needed to more effectively focus on our long-term investment and growth objectives.

What should I do if someone from the media calls to ask about the deal?

If a member of the press or an industry analyst contacts you, please direct them to Denise Garth at denise.garth@majesco.com.

Cautionary Language Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K, as amended by its Quarterly Reports on Form 10-Q.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this communication include, but are not limited to: the incurrence of unexpected costs, liabilities or delays relating to the merger; the failure to satisfy the conditions to the merger; the failure to obtain shareholder approval of the merger; and the failure of Thoma Bravo to obtain financing anticipated to consummate the merger..

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this communication or to reflect the occurrence of unanticipated events, except as required by law.

Important Additional Information:

In connection with the proposed merger, Majesco will file a consent solicitation statement and other relevant documents concerning the proposed merger with the SEC. The consent solicitation statement and other materials filed with the SEC will contain important information regarding the merger, including, among other things, the recommendation of Majesco's board of directors with respect to the merger. SHAREHOLDERS ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT AND OTHER CONSENT MATERIALS THAT MAJESCO FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You will be able to obtain the consent solicitation statement, as well as other filings containing information about Majesco, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the consent solicitation statement and other filings made by Majesco with the SEC can also be obtained, free of charge, by directing a request to Majesco, 412 Mount Kemble Ave., Suite 110C, Morristown, NJ 07960, Attention: Corporate Secretary.

Participants in the Solicitation:

Majesco and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of consents from Majesco’s shareholders with respect to the proposed merger. Information regarding the executive officers and directors of Majesco and their respective ownership of Majesco common stock is included in the Proxy Statement for Majesco’s 2019 Annual Meeting of Stockholders (the “2019 Proxy Statement”), filed with the SEC on July 26, 2019, and in Current Reports on Form 8-K filed with the SEC on September 10, 2019 and on July 13, 2020. To the extent that holdings of Majesco’s securities have changed since the amounts printed in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the consent solicitation statement and other materials to be filed with SEC in connection with the proposed merger.